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Exhibit 99.1

                                                               [ZOLTEK logo]

FOR IMMEDIATE RELEASE                             NASDAQ NMS SYMBOL: "ZOLT"
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         ZOLTEK REPORTS FIRST MILLION POUND ORDER FOR CARBON FIBERS
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         ST. LOUIS, MISSOURI -- October 9, 2003 -- Zoltek Companies Inc. has
received its first million pound order for its commercial grade carbon fiber tow, along with two other substantial orders totaling an additional 800,000 pounds, from sporting goods makers or suppliers in China and Taiwan. Zoltek expects that these three orders will generate up to $10 million in revenues through the end of calendar year 2004.

         "Our contract for a million pounds is the biggest single order that we have received for commercial grade carbon fibers," Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer stated. "In the past few years much of the sporting goods manufacturing has moved off shore to lower labor cost parts of the globe. With these orders we now see a clear opportunity to become a major supplier of carbon fibers to this market."

         "We are extremely excited at what we believe is the first significant sign of the beginning of a clear divergence between the markets for low cost commercial grade carbon fibers and aerospace-grade carbon fibers that are considerably more expensive. An increase in demand in the aerospace market coupled with the emergence of significant commercial markets, could quickly reduce the glut of carbon fiber capacity that has existed for several years. This would be good news for Zoltek and the entire carbon fibers industry," said Rumy.

         Zoltek also announced its decision to move its carbon fiber prepreg (carbon fiber pre-impregnated with resin) equipment and facilities from San Diego and consolidate them with its facilities either in Salt Lake City or in St. Louis. "Our prepreg operation will exit the sporting goods market, so that we do not compete with existing or potential customers purchasing our carbon fibers for this downstream application," Rumy said. "These facilities and technology will be redeployed in other markets, such as the wind energy sector, that we perceive to offer near-term growth potential." Zoltek will continue to focus its overall carbon fibers business on emerging commercial applications with near-

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term, high-volume potential, including wind energy, high-pressure fuel tanks and pipes, and automotive parts and chasses.

         Zoltek currently expects that these orders also will ultimately require it to reactivate its idled continuous production capacity at its plant in Abilene, Texas during its current fiscal year ending September 30, 2004. However, the new orders do not affect the company's results for the quarter ended September 30, 2003, which, consistent with the results reported for the past several quarters, reflect depressed market conditions. The company expects to report those results in December. Also as previously reported, Zoltek is continuing to seek capital resources to refinance its bank debt and/or amend its credit agreements so that it can comply with its borrowing covenants on an ongoing basis, and access additional funding to support efforts to lead the development of the carbon fibers market and meet indicated customer demand.

         The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to return to operating on a profitable basis, comply with its obligations under its credit agreements and/or refinance those obligations, obtain working capital to meet its short-term requirements, operate its manufacturing facilities at production levels necessary to meet indicated customer demand, manage its current excess carbon fiber production capacity and inventory levels, continue investing in application and market development, manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets.

         Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110



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